Ladbroke Racing Pennsylvania and Subsidiaries
Consolidated Balance Sheet
As at April 4, 2001                                                 Exhibit 99.1
(Unaudited)

Assets
Current assets:
              Cash and cash equivalents                                         6,973,889
              Short-term investments                                              267,806
              Accounts and other receivables                                      461,678
              Inventories                                                         205,630
              Prepaid expenses                                                    388,360
                                                                         -----------------

Total current assets                                                            8,297,363

Goodwill, net                                                                   6,640,310

Racetrack properties:
              Land                                                              1,900,613
              Buildings                                                        10,053,695
              Leasehold improvements                                           13,654,336
              Furniture, fixtures and equipment                                10,675,690
                                                                         -----------------
                                                                               36,284,334
              Less:  accumulated depreciation and amortization                (18,544,475)
                                                                         -----------------
Net racetrack properties                                                       17,739,859
                                                                         -----------------

Total assets                                                                   32,677,532
                                                                         =================

Liabilities and stockholder's equity
Current liabilities:
              Accounts payable and accrued liabilities                          7,414,904
              Outstanding pari-mutuel tickets payable                             213,458
              State income taxes payable                                           87,219
                                                                         -----------------

Total current liabilities                                                       7,715,581

Long-term deferred revenue                                                        406,406
Deferred income taxes                                                             381,134

Stockholder's equity:
              Common stock - 5,000 shares authorized,
              issued and outstanding, $1 par value                                  5,000
              Additional paid-in capital                                       11,776,893
              Retained earnings                                                12,392,518
                                                                         -----------------

Total stockholder's equity                                                     24,174,411
                                                                         -----------------

Total liabilities and stockholder's equity                                     32,677,532
                                                                         =================

Ladbroke Racing Pennsylvania and Subsidiaries
Consolidated Statement of Operations and Stockholder's Equity
For the period from January 1, 2001 to April 4, 2001
(Unaudited)

Revenues from operations:
               Pari-mutuel commissions and breakage                                16,759,183
               Admissions                                                              32,670
               Food and beverage                                                      806,415
               Program sales                                                          188,718
               Oher operating income                                                  441,652
                                                                      ------------------------
Total operating revenues                                                           18,228,638

Operating expenses:
               Purse payments                                                       4,088,261
               Salaries and wages                                                   2,834,596
               Operating expenses                                                   6,236,593
               Advertising and publicity                                              307,111
               Equipment rental and other contractual services                        309,165
               Establishment                                                        1,264,082
               Depreciation and amortization                                          494,484
               Loss on the sale of OTB site                                             1,315
               General and administrative                                             566,265
                                                                      ------------------------
Total operating expenses                                                           16,101,872
                                                                      ------------------------

Income from operations                                                              2,126,766

Income taxes:
               Current:
                    Federal                                                         1,039,236
                    State                                                             348,295
                                                                      ------------------------
               Total current income taxes                                           1,387,531
               Deferred                                                              (503,321)
                                                                      ------------------------
Total income taxes                                                                    884,210
                                                                      ------------------------
Net income                                                                          1,242,556

Stockholder's equity, beginning of period                                          31,993,713

Dividend paid                                                                      (9,645,003)

Additional paid in capital                                                            583,145
                                                                      ------------------------

Stockholder's equity, end of period                                                24,174,411
                                                                      ========================

Ladbroke Racing Pennsylvania and Subsidiaries
Consolidated Statement of Cash Flows
For the period from January 1, 2001 to April 4, 2001
(Unaudited)

Operating activities
Net income                                                                 1,242,556
Adjustments to reconcile net income to net cash
     provided by operating activities:
              Depreciation and amortization                                  494,484
              Deferred income taxes                                          (91,397)
Changes in operating assets and liabilities:
              Accounts and other receivables                               4,737,615
              Inventories                                                    (23,141)
              Prepaid expenses                                                (3,269)
              Accounts payable and accrued liabilities                    (3,285,302)
              Outstanding pari-mutuel tickets payable                       (491,414)
              State income taxes payable                                    (299,725)
              Deferred revenue                                               406,406
              Due to affiliate, net                                       (1,952,735)
                                                             ------------------------
Net cash provided by operating activities                                    734,078
                                                             ------------------------

Investing activities
Purchase of racetrack properties, net of disposals                          (231,870)
Increase in short-term investments                                           (26,650)
                                                             ------------------------
Net cash used by investing activities                                       (258,520)
                                                             ------------------------

Financing activities
Additional paid in capital                                                   583,145
Dividend paid                                                             (9,645,003)
                                                             ------------------------
                                                                          (9,061,858)
                                                             ------------------------

Decrease in cash and cash equivalents
     and equity in pooled cash and cash equivalents                       (8,586,300)
Cash and cash equivalents and equity in pooled
     cash and cash equivalents at beginning of period                     15,560,189
                                                             ------------------------
Cash and cash equivalents at end of period                                 6,973,889
                                                             ========================

                 Ladbroke Racing Pennsylvania and Subsidiaries

                  Notes to Consolidated Financial Statements

                                 April 4, 2001

                                  (Unaudited)


1. Corporate Organization and Basis of Presentation

Ladbroke Racing Pennsylvania (LRP) and its wholly owned subsidiaries, Washington Trotting Association, Inc. (WTA) and Mountain Laurel Racing, Inc. (MLR), are engaged in racetrack and related operations involving harness racing events. Through October 16, 2000, LRP (the Company) was a wholly owned subsidiary of Ladbroke Racing Corporation (LRC). On October 17, 2000, Ladbroke Racing Wyoming, Inc. (LRW), a wholly owned subsidiary of LRC, issued 400 shares of stock to LRC for its wholly owned investment in LRP. LRP and LRW are under common control of LRC; therefore, the historic basis of accounting was maintained for LRP. The ultimate parent corporation of LRC and its subsidiaries is Hilton Group PLC (formerly Ladbroke Group PLC), a United Kingdom corporation. Also included in these financial statements is Ladbroke Food Service (LFS), a wholly owned subsidiary of LRP, and Ladbroke Racing Management Pennsylvania (LRMP), a partnership owned equally by WTA and MLR which currently operates four off-track wagering locations in Western Pennsylvania.

WTA and MLR are licensed and regulated by the Commonwealth of Pennsylvania in order to engage in racetrack and related operations involving harness racing events. The nature of these operations is highly dependent on regulations and statutes enacted by the Commonwealth of Pennsylvania.

2. Significant Accounting Policies

Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist principally of cash on hand and demand deposits with a financial institution. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents include $2,772,310 at April 4, 2001, that represents cash deposits made by the Company's customers for telephone wagering accounts. The liability for these deposits is included in accounts payable and accrued expenses.

Short-Term Investments

Short-term investments are carried at cost (which approximates market). At April 4, 2001, these investments have been pledged as collateral for purse payments.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market.

                 Ladbroke Racing Pennsylvania and Subsidiaries

                                 April 4, 2001

                                  (Unaudited)


2. Significant Accounting Policies (continued)

Goodwill

Goodwill, which represents the excess cost of the racing entities (WTA and MLR) over the fair value of their assets and liabilities at the acquisition date, is being amortized over forty years.

Racetrack Properties

Racetrack properties are stated on the basis of cost. Depreciation is computed by the straight-line method over the useful lives of the assets. Useful lives for buildings, leasehold improvements, and furniture, fixtures and equipment are twenty-five years, twenty years and five to ten years, respectively.

Advertising Expense

The cost of advertising is expensed as incurred.

Income Taxes

The Company does not file a separate federal income tax return, but is included in a consolidated federal income tax return filed by its United States parent (Ladbroke Hotels USA Corporation) and other affiliated companies. Under a tax allocation agreement dated December 23, 1999 with Hilton International Company
(HIC), the Company records no federal income tax provisions and resulting liabilities. All federal income tax liabilities are borne by HIC, commencing with the 1999 income tax year. For purposes of preparing these stand-alone financial statements, a federal tax provision has been calculated and included in amounts due to affiliates. Deferred income taxes relating to timing differences associated with the recognition of certain income and expense items for income tax purposes are recognized under this tax sharing arrangement.

Separate state income tax returns are filed for the Company and its subsidiaries.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. Related Parties

During the period, through a series of intercompany dividend payments, the majority of inter-company balances were settled. Any remaining balances were reclassified to additional paid in capital.

                 Ladbroke Racing Pennsylvania and Subsidiaries

                                 April 4, 2001

                                  (Unaudited)
4. Lease Commitments

The Company leases space for its off-track betting facilities under long-term noncancelable leases with initial lease terms of ten years. Several leases include options to extend the initial lease term by five or ten years. Additional amounts are payable based on provisions for contingent rentals based upon operating expenses and gross sales. These additional payments are charged to operations as rental expense in the year incurred. Rent expense relating to these properties for the period from January 1, 2001 to April 4, 2001 was approximately $141,000. Minimum future rental payments relating to these leases are as follows:

         2001                                              $  463,111
         2002                                                 578,278
         2003                                                 432,953
         2004                                                 209,394
         2005                                                  49,980
         Thereafter                                            20,825
                                                           ----------
                                                           $1,754,541
                                                           ==========

5. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The noncurrent deferred tax liabilities as of April 4, 2001 consisted of tax over book depreciation of $381,000.

Income taxes paid during the period from January 1, 2001 to April 4, 2001 amounted to approximately $229,000.

6. Retirement Plans

The Company participates in multiemployer defined benefit and contribution plans for substantially all union employees. Expenses under these plans are based on stipulated rates per employee and totaled approximately $28,000 for the period from January 1, 2001 to April 4, 2001. Accumulated plan benefit information for the multiemployer plans is not readily available.

The Company also participates in a 401(k) retirement savings plan for salaried and certain hourly employees sponsored by LRC. Company contributions are made based on a percentage of employees' contributions up to a specified maximum. Costs charged to operations were approximately $26,000 in the period from January 1, 2001 to April 4, 2001.

7. Subsequent Event

On April 5, 2001, LRW and LRC completed a stock purchase agreement (the Agreement) with Magna Entertainment Corp. (Magna) which included the sale of all issued and outstanding shares of common stock of LRP and another LRC holding. The purchase price is $53,509,000 and was settled with cash, stock, and promissory notes. The accompanying financial statements do not reflect any purchase accounting adjustments relating to Magna's acquisition.